Exhibit 99.1

St. Paul Travelers Companies 385 Washinton Street St. Paul, MN 55102-1396 www.stpaultravelers.com

NEWS RELEASE

St. Paul Travelers Reports Third Quarter 2005 Results

Net Income of $162 Million or $0.23 per Diluted Share

Excluding Catastrophe Losses of $1.009 Billion, Net Income was $1.171 Billion

SAINT PAUL, Minn. (October 27, 2005) – The St. Paul Travelers Companies, Inc. (“St. Paul Travelers,” NYSE:STA) today reported net income for the current quarter of $162 million, or $0.24 per basic share and $0.23 per diluted share, compared to net income of $340 million, or $0.51 per basic and $0.50 per diluted share, in the prior year quarter.  Catastrophe losses related to Hurricanes Katrina and Rita in the current quarter were $1.009 billion after-tax ($1.524 billion pre-tax), net of reinsurance and including $88 million after-tax ($119 million pre-tax) of reinstatement premiums.  The prior year quarter included hurricane-related catastrophe losses of $402 million after-tax ($612 million pre-tax).  The current quarter also included after-tax income from discontinued operations of $87 million primarily related to the gain on disposition of St. Paul Travelers’ remaining equity stake in Nuveen Investments, Inc. (“Nuveen”).  Income from continuing operations was $75 million for the current quarter, or $0.11 per basic and diluted share, compared to $311 million, or $0.46 per basic and $0.45 per diluted share, in the prior year quarter.  Operating income for the current quarter was $50 million, or $0.07 per basic and diluted share, compared to $343 million, or $0.51 per basic share and $0.50 per diluted share, in the prior year quarter.  Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.

Highlights

•      Operating income of $50 million for the quarter and $1.875 billion year-to-date.  Excluding catastrophe losses, operating income of $1.059 billion for the quarter and $2.912 billion year-to-date.

•      Operating return on equity (excluding FAS 115) of 0.9 percent for the quarter and 11.9 percent year-to-date. Excluding catastrophe losses, operating return on equity (excluding FAS 115) of 19.3 percent for the quarter and 18.4 percent year-to-date.

•      GAAP combined ratio of 116.2 percent for the quarter and 97.9 percent year-to-date. Excluding catastrophe losses and net favorable prior year reserve development, GAAP combined ratio of 87.9 percent for the quarter and 89.3 percent year-to-date.

•      Increases in gross and net written premiums of 2 and 1 percent, respectively, from the prior year quarter, excluding Commercial Other, the Company’s runoff operations. Excluding the impact of reinstatement premiums and Commercial Other, increase in net written premiums of 3 percent.

•      Increase in net investment income of 22 percent from the prior year quarter.

•      Strong underlying operating performance in the Commercial, Specialty and Personal segments, with GAAP combined ratios of 88.6, 90.4 and 84.7 percent, respectively, excluding the impacts of 41.1, 11.0 and 26.6 points, respectively, for both catastrophe losses and net favorable prior year reserve development.

Catastrophe losses related to Hurricanes Katrina and Rita in the current quarter were $803 million and $206 million after-tax ($1.215 billion and $309 million pre-tax), respectively, net of reinsurance and including $88 million after-tax ($119 million pre-tax) of reinstatement premiums.  These amounts reflect gross pre-tax losses of $2.545 billion and $423 million, respectively, excluding reinstatement premiums.

The estimates recorded for Hurricanes Katrina and Rita were developed through an analysis of claims reported and anticipated to be reported, the values of properties in the affected areas, damage projections estimated by wind force and the presence of other perils, anticipated costs for demand surge and other factors requiring considerable judgment.  Due to the complexity of factors contributing to the losses, there can be no assurance that St. Paul Travelers’ costs for these hurricanes will not materially differ from its current recorded estimates.

The current quarter results included after-tax benefits of $70 million ($102 million pre-tax) for net favorable prior year reserve development primarily related to the Personal segment and $45 million ($70 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters in the Commercial and Personal segments.  In these segments, the margins in the current year have trended better than originally estimated due to favorable claim activity.  The current quarter results also benefited from strong net investment income and a low level of non-catastrophe-related property claims in the Commercial segment.  The prior year quarter included an after-tax charge of $55 million ($83 million pre-tax) for net unfavorable prior year development, partially offset by an after-tax benefit of $23 million ($36 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters of 2004 in the Personal Segment.

Jay Fishman, Chairman and Chief Executive Officer, said, “The earnings power of our Company was clearly demonstrated this quarter as we posted an operating profit despite more than $1 billion of after-tax catastrophe charges.

“The fundamentals of our business remain very strong with retention rates continuing at historically high levels and new business premiums showing improvement over the prior year quarter.  As a result, gross written premiums, excluding the impact of our runoff operations, were up 2 percent in the quarter.  We have continued rolling out our Quantum Auto™ product within the Personal segment, which has led to favorable new business trends in the 11 states now quoting with Quantum Auto™.

“The Company continues to focus its efforts on the individuals and businesses affected by Hurricanes Katrina, Rita and, most recently, Wilma.  We have over 1,000 claim specialists in the impacted areas of Louisiana, Mississippi, Alabama, Texas and Florida, many with wireless technology which enables them to expedite the claims-handling process.  We also have seven mobile claim vans deployed in the affected areas which allow us to make payments to policyholders on the spot.  In addition, the Company and its employees contributed over $1.3 million to the American Red Cross to show our support for the people and the communities in the affected areas.

“This quarter’s results provide further evidence that St. Paul Travelers is financially strong, and we are well-positioned to respond to future market opportunities,” concluded Mr. Fishman.

Consolidated Third Quarter Highlights

($ in millions, except for per share amounts, and	Three Months Ended Sept 30,				Nine Months Ended Sept 30,
after-tax except for premiums)	2005	2004	Change		2005	2004	Change

Gross written premiums	$6,030	$6,129	(2)%		$17,859	$16,281	10%
excluding Commercial Other	6,011	5,920	2		17,722	15,480	14
Net written premiums	5,096	5,154	(1)		15,092	13,810	9
excluding Commercial Other	5,079	5,041	1		15,013	13,383	12
Net earned premiums	4,977	5,269	(6)		15,205	13,762	10
Underwriting gain (loss)	(555)	(155)	NMF		119	(784)	NMF
Net investment income	625	514	22		1,806	1,458	24
Operating income	50	343	(85)		1,875	620	202
per diluted share	$0.07	$0.50	(86)		$2.68	$1.04	158
Income from continuing operations	75	311	(76)		1,883	596	216
per diluted share	$0.11	$0.45	(76)		$2.69	$1.00	169
Net income	162	340	(52)		1,443	652	121
per diluted share	$0.23	$0.50	(54)		$2.07	$1.09	90
Book value per share	$32.14	$30.91	4		$32.14	$30.91	4
Adjusted book value per share (1)	$31.46	$29.63	6		$31.46	$29.63	6
GAAP combined ratio	116.2%	103.8%	12.4	pts	97.9%	108.0%	(10.1	)pts
Operating return on equity (1)	0.9%	6.9%	(6.0	)pts	11.9%	4.9%	7.0	pts
Continuing operations return on equity	1.3%	6.1%	(4.8	)pts	11.6%	4.5%	7.1	pts
Return on equity	2.9%	6.7%	(3.8	)pts	8.9%	4.9%	4.0	pts

(1)  Excludes FAS 115

Note:

The results of St. Paul Travelers for the nine months ended September 30, 2004 reflect only the accounts of Travelers for the three months ended March 31, 2004 and the consolidated accounts of St. Paul and Travelers for the six months ended September 30, 2004.

Please see Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Gross and net written premiums, excluding Commercial Other, increased 2 and 1 percent, respectively, from the prior year quarter.  Net written premiums in the current quarter were impacted negatively by $119 million of reinstatement premiums associated primarily with Hurricane Katrina.  Excluding the impact of reinstatement premiums and Commercial Other, net written premiums increased 3 percent from the prior year quarter.  Premium growth was attributable to the Personal segment and certain businesses within the Specialty segment.  Retention rates were strong, in many instances increasing from the high levels of the prior quarters.  New business premiums, excluding the impact of renewal rights transactions, increased 18 percent from the prior year quarter.

Net investment income for the current quarter was $625 million after-tax ($812 million pre-tax), a 22 percent increase over the prior year quarter.  The increase was driven by continued strong operating cash flows, the investment of proceeds received from the sale of the Company’s equity stake in Nuveen, higher short-term interest rates and favorable returns in private equity partnerships.

The current quarter GAAP combined ratio was 116.2 percent, compared to 103.8 percent in the prior year quarter.  The current quarter GAAP combined ratio was negatively impacted by 30.3 points for catastrophe losses, partially offset by benefits of 2.0 points for net favorable prior year reserve development and 1.4 points due to the re-estimation of the current year loss ratios for the first two quarters. The prior year quarter was negatively impacted by 11.6 points for catastrophe losses and 1.6 points for net unfavorable prior year reserve development.

Year-to-Date Consolidated Results

The St. Paul Companies, Inc. (“St. Paul”) and Travelers Property Casualty Corp. (“Travelers”) merged to form St. Paul Travelers on April 1, 2004.  The results of St. Paul Travelers for the nine months ended September 30, 2004, reflect only the accounts of Travelers for the three months ended March 31, 2004, and the consolidated accounts of St. Paul and Travelers for the six months ended September 30, 2004.

For the first nine months of 2005, St. Paul Travelers reported net income of $1.443 billion, or $2.14 per basic share and $2.07 per diluted share, compared to $652 million, or $1.10 per basic and $1.09 per diluted share, in the prior year period.  Income from continuing operations for the first nine months was $1.883 billion, or $2.79 per basic share and $2.69 per diluted share, compared to $596 million, or $1.01 per basic and $1.00 per diluted share, in the prior year period.  Operating income for the first nine months was $1.875 billion, or $2.78 per basic share and $2.68 per diluted share, compared to $620 million, or $1.05 per basic and $1.04 per diluted share, in the prior year period.  Current year-to-date  results included an after-tax charge of $1.037 billion ($1.566 billion pre-tax) for catastrophe losses and an after-tax benefit of $156 million ($232 million pre-tax) for net favorable prior year reserve development, compared to after-tax charges of $431 million ($656 million pre-tax) for catastrophe losses, $1.007 billion ($1.523 billion pre-tax) for net unfavorable prior year reserve development and $26 million ($40 million pre-tax) for other items in the prior year period.

The GAAP combined ratio for the first nine months of 2005 was 97.9 percent, compared to 108.0 percent in the prior year period.  The current year GAAP combined ratio was negatively impacted by 10.2 points for catastrophe losses, partially offset by a benefit of 1.6 points for net favorable prior year reserve development.  The prior year period GAAP combined ratio was negatively impacted by 4.8 points for catastrophe losses and 11.1 points for net unfavorable prior year reserve development.

Net investment income for the first nine months of 2005 was $1.806 billion after-tax ($2.352 billion pre-tax), compared to $1.458 billion after-tax ($1.928 billion pre-tax) in the prior year period.  The prior year period did not include St. Paul’s investment results for the first quarter of 2004.  The increase was also driven by strong operating cash flows and the investment of proceeds received from the sale of the Company’s equity stake in Nuveen.

For the first nine months of 2005, operating return on equity (excluding FAS 115) was 11.9 percent, compared to 4.9 percent in the prior year period.  Catastrophe losses negatively impacted operating return on equity by 6.5 points in the current year period, compared to 3.3 points in the prior year period.  Operating return on equity in 2004 was also negatively impacted by net unfavorable prior year reserve development.

Commercial Segment Financial Results

For the third quarter 2005, the Commercial segment reported an operating loss of $14 million compared to operating income of $224 million in the prior year quarter.  The current quarter was negatively impacted by an after-tax charge of $563 million ($867 million pre-tax) for catastrophe losses related to Hurricanes Katrina and Rita, partially offset by after-tax benefits of $33 million ($51 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters and $3 million ($6 million pre-tax) for net favorable prior year reserve development.  As mentioned previously, the margins in the current year have trended better than originally estimated due to favorable claim activity.  In addition, the current quarter benefited from strong net investment income and a low level of non-catastrophe-related property claims.  The prior year quarter included after-tax charges of $185 million ($286 million pre-tax) for catastrophe losses and $78 million ($117 million pre-tax) for net unfavorable prior year reserve development.

The Commercial GAAP combined ratio was 129.7 percent in the current quarter, compared to 107.9 percent in the prior year quarter.  Catastrophe losses for the current quarter negatively impacted the GAAP combined ratio by 41.4 points, compared to 12.1 points for the prior year quarter. The current quarter GAAP combined ratio benefited by 2.5 points due to the re-estimation of the current year loss ratios for the first two quarters and 0.3 points for net favorable prior year reserve development.  The prior year quarter’s GAAP combined ratio was negatively impacted by 4.9 points for net unfavorable prior year reserve development.

Gross and net written premiums, excluding Commercial Other, decreased 1 and 2 percent, respectively, from the prior year quarter. Net written premiums were impacted by approximately $52 million of reinstatement premiums associated with Hurricane Katrina.  Excluding the impact of reinstatement premiums and Commercial Other, net written premiums were virtually unchanged from the prior year quarter.  Retention rates continued to be strong, new business premiums for Commercial and Select Accounts, excluding the impact of renewal rights transactions in 2004, increased 23 percent from the prior year quarter and renewal price changes remained generally consistent with recent quarters.

Specialty Segment Financial Results

For the third quarter 2005, the Specialty segment reported operating income of $130 million compared to $38 million in the prior year quarter. The significant improvement was primarily attributable to strong net investment income and solid current year performance and lower commission rates in certain business units.  The current quarter included an after-tax charge of $129 million ($169 million pre-tax) for catastrophe losses related to Hurricanes Katrina and Rita and a pre-tax and after-tax benefit of $13 million for net favorable prior year reserve development, compared to after-tax charges of $125 million ($184 million pre-tax) for catastrophe losses and $2 million ($3 million pre-tax) for net unfavorable prior year reserve development in the prior year quarter.

The Specialty GAAP combined ratio was 101.4 percent in the current quarter, compared to 106.7 percent in the prior year quarter.  The current quarter GAAP combined ratio was negatively impacted by 11.9 points for catastrophe losses, partially offset by 0.9 points for net favorable prior year reserve development, compared to 12.5 points for catastrophe losses and minimal prior year reserve development in the prior year quarter.

Gross and net written premiums increased 1 and 2 percent, respectively, from the prior year quarter.  Net written premiums were impacted by $46 million of reinstatement premiums associated primarily with Hurricane Katrina.  Excluding this impact, net written premiums increased 5 percent from the prior year quarter.  The increase in premiums was primarily attributable to growth in business volumes in Financial and Professional Services,

Bond, and certain other businesses within Domestic and International Specialty.  Approximately $25 million of the Financial and Professional Services gross written premium for the current quarter were written by Gulf in the prior year quarter.

Within Domestic Specialty, retention rates were strong and higher than previous quarters, and new business premiums increased 25 percent from the prior year quarter.  Within International Specialty, excluding the Company’s Lloyd’s operations, retention rates were also strong, increasing from previous quarters, and new business premiums decreased 24 percent from the prior year quarter due primarily to a decrease in business volume in the United Kingdom.

Personal Segment Financial Results

For the third quarter 2005, the Personal segment reported an operating loss of $25 million compared to operating income of $127 million in the prior year quarter.  The current quarter was negatively impacted by an after-tax charge of $317 million ($488 million pre-tax) for catastrophe losses related to Hurricanes Katrina and Rita, partially offset by after-tax benefits of $54 million ($83 million pre-tax) for net favorable prior year reserve development and $12 million ($19 million pre-tax) due to the re-estimation of the current year loss ratio for the first two quarters.  As mentioned previously, the margins in the current year have trended better than originally estimated due to favorable claim activity. Additionally, the current quarter benefited from strong net investment income.  The prior year quarter included an after-tax charge of $92 million ($142 million pre-tax) for catastrophe losses, partially offset by after-tax benefits of $25 million ($37 million pre-tax) for net favorable prior year reserve development and $23 million ($36 million pre-tax) due to the re-estimation of the current year loss ratios for the first two quarters of 2004.

The Personal GAAP combined ratio was 111.3 percent in the current quarter, compared to 94.0 percent in the prior year quarter.  Catastrophe losses for the current quarter negatively impacted the GAAP combined ratio by 32.1 points, compared to 9.9 points for the prior year quarter. The current quarter GAAP combined ratio benefited by 5.5 points for net favorable prior year reserve development and 1.3 points due to the re-estimation of the current year loss ratios for the first two quarters, compared to 2.6 points for net favorable prior year reserve development in the prior year quarter and 2.5 points due to the re-estimation of the current year loss ratios in the first two quarters of 2004.

Gross and net written premiums increased 6 and 3 percent, respectively, from the prior year quarter.   Net written premiums were impacted by $21 million of reinstatement premiums associated with Hurricane Katrina.  Excluding this impact, net written premiums increased 5 percent from the prior year quarter.

Automobile gross and net written premiums each increased 1 percent from the prior year quarter, and policies in force increased 2 percent from the prior year quarter.  The Company continued to experience profitable growth from efforts to diversify its geographic footprint outside the Northeast, where the regulatory and competitive environment is more challenging. Retention rates were strong and consistent with previous quarters, and renewal price changes remained slightly positive.  New business premiums, excluding the impact of the Royal & SunAlliance renewal rights transaction in 2004, increased 10 percent from the prior year quarter due partially to the introduction of Quantum Auto™, the Company’s multivariate pricing system, in 11 states.

Homeowners and Other gross and net written premiums increased 11 and 6 percent, respectively, and policies in force increased 6 percent from the prior year quarter.  Excluding the impact of reinstatement premiums, net written premiums increased 9 percent from the prior year quarter.  Retention rates remained strong and consistent with previous quarters, and renewal price changes moderated slightly from previous quarters.  New business premiums, excluding the impact of the Royal & SunAlliance renewal rights transaction in 2004, increased 14 percent from the prior year quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via Webcast at 9:00 a.m. Eastern (8:00 a.m. Central) on Thursday, October 27, 2005.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of St. Paul Travelers investor relations Web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of property casualty insurance.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations.  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Continuing operations return on equity is the ratio of income from continuing operations to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities and discontinued operations, net of tax.

In the opinion of the Company’s management, operating income, operating income per share, and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain or loss is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Reinstatement premiums represent additional premiums payable to reinsurers to restore coverage limits for certain excess of loss reinsurance treaties.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premium. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholder’s equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial – Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty in April 2004), the Special Liability Group and other runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K, Ireland, Canada and the Company’s participation in Lloyd’s.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Discontinued Operations (Asset Management) comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  The Company held a 31% interest in Nuveen Investments as of June 30, 2005.  During the third quarter of 2005 the Company divested its remaining ownership interest of Nuveen Investments.

* * * * *

Segment results for periods beginning prior to April 1, 2004 have been restated from the historical presentation of  Travelers to conform to the new St. Paul Travelers segment arrangement where practicable.  As a result, prior quarter Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.  Beginning in the second quarter of 2005, the results of Discover Re are included in the Commercial segment.  Previously, Discover Re’s results were included in the Specialty segment.  All prior quarters have been restated.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the Company developed a methodology to allocate NII and invested assets to the identified segments.  This methodology allocates pretax NII based upon an investable funds concept, which takes into account liabilities (net of non-invested assets) and appropriate capital considerations for each segment.  It is not practicable to apply the methodology to historical businesses and as such, actual (versus allocated) NII is included in revenues and operating income of the restated segments for periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The Company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward Looking Statement

This press release may contain, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, the Company may make forward-looking statements about the Company’s results of operations (including, among others, premium volume, income from continuing operations, net and operating income and return on equity), financial condition and liquidity; the sufficiency of the Company’s asbestos and other reserves (including, among others, asbestos claim payment patterns); the post-merger integration (including, among others, expense savings); the availability of reinsurance coverage; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties including the Company to settle asbestos-related litigation; the Company’s ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; the Company’s ability to execute announced and future strategic initiatives as planned; insufficiency of, or changes in, loss and loss adjustment expense reserves; the Company’s inability to obtain prices sought due to competition or otherwise; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; adverse developments involving catastrophe claims, in particular those arising out of Hurricanes Katrina, Rita, and Wilma, and any Company loss estimates with respect to these storms; exposure to, and adverse developments involving, environmental claims and related litigation; exposure to, and adverse developments involving, construction defect claims; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and building repair costs; the effects of corporate bankruptcies on surety bond claims; adverse developments relating to the cost and/or availability of reinsurance, the credit quality and liquidity of reinsurers and the Company’s ability to collect reinsurance on a timely basis or at all; the ability of the Company’s subsidiaries to pay dividends to us; adverse developments in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative and other governmental actions, including, but not limited to, federal and state legislation related to asbestos liability reform, terrorism insurance and reinsurance (such as the extension of or replacement for the Terrorism Risk Insurance Act of 2002) and governmental actions regarding the compensation of brokers and agents; the impact of well-publicized governmental investigations of certain industry practices, including with respect to business practices between insurers, including the Company, and brokers and the purchase and sale by insurers, including the Company, of finite, or non-traditional, insurance products; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal policies; and changes to the regulatory capital requirements.

The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to update its forward-looking statements.

###

Summary of Financial Information

On April 1, 2004, Travelers Property Casualty Corp. (“Travelers”) completed its previously announced merger into The St. Paul Companies, Inc. (“St. Paul”), forming The St. Paul Travelers Companies, Inc. (“St. Paul Travelers”).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock, and the Travelers treasury stock was cancelled.  The number of shares and per share amounts for all periods presented have been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.

For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  The results of St. Paul Travelers for the nine months ended September 30, 2004 reflect only the accounts of Travelers for the three months ended March 31, 2004 and the consolidated accounts of St. Paul and Travelers for the six months ended September 30, 2004.

	Three months ended September 30,		Nine months ended September 30,
($ in millions, except per share amounts, and after-tax)	2005	2004	2005	2004

Operating income	$50	$343	$1,875	$620
Net realized investment gains (losses)	25	(32)	8	(24)
Income from continuing operations	75	311	1,883	596
Discontinued operations	87	29	(440)	56
Net income	$162	$340	$1,443	$652

Basic earnings per share
Operating income	$0.07	$0.51	$2.78	$1.05
Net realized investment gains (losses)	0.04	(0.05)	0.01	(0.04)
Income from continuing operations	0.11	0.46	2.79	1.01
Discontinued operations	0.13	0.05	(0.65)	0.09
Net income	$0.24	$0.51	$2.14	$1.10

Diluted earnings per share
Operating income	$0.07	$0.50	$2.68	$1.04
Net realized investment gains (losses)	0.04	(0.05)	0.01	(0.04)
Income from continuing operations	0.11	0.45	2.69	1.00
Discontinued operations	0.12	0.05	(0.62)	0.09
Net income	$0.23	$0.50	$2.07	$1.09

Weighted average number of common shares outstanding (basic)	679.2	665.9	672.3	588.7
Weighted average number of common shares outstanding and common stock equivalents (diluted)	683.8 (1)	707.9	711.3	607.0
Common shares outstanding at period end	692.2	669.2	692.2	669.2

Common stock dividends declared	$159.1	$147.1	$462.4	$375.7

Operating income (loss) by segment
Commercial	$(14)	$224	$964	$970
Specialty	130	38	524	(780)
Personal	(25)	127	526	561
Interest Expense and Other	(41)	(46)	(139)	(131)
	$50	$343	$1,875	$620

Operating return on equity (2)	0.9%	6.9%	11.9%	4.9%
Continuing operations return on equity	1.3%	6.1%	11.6%	4.5%
Return on equity	2.9%	6.7%	8.9%	4.9%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

(1)        The calculation of earnings per diluted share for the three months ended September 30, 2005 excluded the weighted average effects of the following securities convertible into the Company’s common shares because their effect was anti-dilutive: equity units (7.6 million shares); outstanding convertible preferred stock (4.1 million shares); zero coupon convertible notes (2.3 million shares); and convertible junior subordinated notes (16.7 million shares).

(2)        Excludes FAS 115

	Three months ended September 30,		Nine months ended September 30,
($ in millions, pre-tax)	2005	2004	2005	2004

Revenues
Premiums	$4,977	$5,269	$15,205	$13,762
Net investment income	812	667	2,352	1,928
Fee income	169	186	505	529
Net realized investment gains (losses)	39	(49)	(16)	(36)
Other revenues	45	56	138	133
	$6,042	$6,129	$18,184	$16,316

Revenues by segment excluding net realized investment gains (losses)
Commercial	$2,740	$2,989	$8,433	$8,331
Specialty	1,603	1,630	4,888	3,512
Personal	1,647	1,553	4,874	4,500
Interest Expense and Other	13	6	5	9
	6,003	6,178	18,200	16,352
Net realized investment gains (losses)	39	(49)	(16)	(36)
	$6,042	$6,129	$18,184	$16,316

Gross written premiums
Commercial Core	$2,625	$2,645	$7,739	$7,065
Commercial Other	19	209	137	801
Total Commercial	2,644	2,854	7,876	7,866
Specialty	1,654	1,640	5,103	3,781
Personal	1,732	1,635	4,880	4,634
	$6,030	$6,129	$17,859	$16,281

Net written premiums
Commercial Core	$1,972	$2,018	$6,149	$5,703
Commercial Other	17	113	79	427
Total Commercial	1,989	2,131	6,228	6,130
Specialty	1,480	1,451	4,179	3,183
Personal	1,627	1,572	4,685	4,497
	$5,096	$5,154	$15,092	$13,810

GAAP combined ratios: (1)
Commercial (2)
Loss and loss adjustment expense ratio	98.7%	80.4%	74.9%	72.9%
Underwriting expense ratio	31.0	27.5	29.3	27.6
Combined ratio	129.7%	107.9%	104.2%	100.5%

Specialty (2)
Loss and loss adjustment expense ratio	69.7%	74.5%	64.5%	115.3%
Underwriting expense ratio	31.7	32.2	31.6	34.0
Combined ratio	101.4%	106.7%	96.1%	149.3%

Personal
Loss and loss adjustment expense ratio	84.5%	69.5%	64.2%	63.6%
Underwriting expense ratio	26.8	24.5	26.5	24.5
Combined ratio	111.3%	94.0%	90.7%	88.1%

Total Company (2)
Loss and loss adjustment expense ratio	86.3%	75.8%	68.8%	79.9%
Underwriting expense ratio	29.9	28.0	29.1	28.1
Combined ratio	116.2%	103.8%	97.9%	108.0%

(1)        For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)        Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended September 30,		Nine months ended September 30,
($ in millions; after tax except as noted)	2005	2004	2005	2004
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$(828)	$(240)	$224	$(1,193)
Tax (expense) benefit on underwriting results	273	85	(105)	409
Underwriting gain (loss)	(555)	(155)	119	(784)
Net investment income	625	514	1,806	1,458
Other, including interest expense and minority interest	(20)	(16)	(50)	(54)
Consolidated operating income	50	343	1,875	620
Net realized investment gains (losses)	25	(32)	8	(24)
Discontinued operations	87	29	(440)	56
Net income	$162	$340	$1,443	$652

Reconciliation of net income excluding catatstrophe losses to net income

Net income excluding catastrophe losses	$1,171	$742	$2,480	$1,083
Catastrophe losses	1,009	402	1,037	431
Net income	$162	$340	$1,443	$652

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846, or	860.277.8330	860.277.0779
Marlene Ibsen
860.277.9039, or
Joan Palm
651.310.2685

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